Exhibit 99.1

Gaiam Reports Second Quarter 2003 Results

Broomfield, CO, July 29, 2003. Gaiam, Inc. (Nasdaq: GAIA) announced results for its second quarter ended June 30, 2003. Gaiam is a multi-channel lifestyle company catering to customers who value personal development, healthy living and renewable energy.

The company will host a conference call today, July 29, 2003, at 2:30 p.m. M.D.T. (4:30 p.m. E.D.T.) to review its results for the second quarter 2003.

Dial-in No.:	(800) 475-4943
Passcode:	Gaiam

For the second quarter ended June 30, 2003, Gaiam reported sales of $20.4 million, a decline of 15% from $24.1 million in the quarter ended June 30, 2002, primarily due to lower sales to retailers. Gaiam reported an operating loss of $1.0 million for the second quarter of 2003 compared to operating income of $1.7 million during the same period of 2002.  Net loss for the second quarter was $760 thousand compared to net income of $1.0 million during the same period of 2002. For the second quarter ended June 30, 2003, the Company reported earnings (loss) per share of ($0.05) compared to $0.07 for the second quarter ended June 30, 2002.  The $0.05 loss in the quarter was at the high side of guidance given at the last conference call, but includes total severances and implementation costs associated with expense reductions Gaiam undertook during the second quarter.

For the six months ended June 30, 2003, Gaiam reported sales of $43.7 million compared to $48.4 million for the same period in 2002, and posted an operating loss of $1.4 million for the first six months of 2003, compared to $2.9 million operating profit for the six months ended June 30, 2002.  The net loss for the six months ended June 30, 2003 was $1.1 million, or a loss of $0.08 per share, compared to net profit of $1.8 million for the same period in 2002, or earnings of $0.12 per share.

Gaiam ended the first six months with $8.4 million in cash (up from $8.3 million at the end of the first quarter), no debt and full availability of $15 million of its line of credit. For the first six months of 2003, Gaiam generated $1.5 million cash contribution from its operations, compared to cash use of $4.6 million in the first six months of 2002.

“Even with the shift to positive operating cash flow we are obviously disappointed with our results, namely with the negative internal growth in our retailer channel,” said Jirka Rysavy, Chairman and Chief Executive Officer. “We have finished our announced expansion and restructuring of our sales force and reduction of labor cost. We are in process of consolidation of our distribution, which should be finished by the end of October.”

Gaiam has consolidated its operations into its Colorado headquarters, restructured its management organization and reduced its labor costs, and is in the process of consolidating its distribution operations into one centralized facility.  Cost savings initiatives, after deducting the increased expense of doubling the sales force, are anticipated to save approximately $2.5 to $3.5 million annually.  These benefits are expected to commence in the third quarter of 2003, and be fully realized by January 2004.

As part of Gaiam’s restructuring, Janet Mathews, Vice President of Business Development, resumed her previous role as CFO and along with Eva Williams, Gaiam’s Vice President of Sales, were promoted to executive officers. Eva Williams joined Gaiam in the fourth quarter of 2002 after a long career as head of sales for U.S. Leasing, and more recently as CEO of Red Zeppelin, a visual media company.

“As anticipated, we continued to see a decline in our business channel during the second quarter. Our sales to retailers remained weak especially in the department store, distributor, and mall based specialty store channels,” said Lynn Powers, President. “We have implemented new sales strategies including doubling our sales force, adding new product categories, segregating our products by channel, resetting store floor plans and initiating a grocery store launch for third quarter. Costs associated with these new initiatives are included in our second quarter numbers. We are beginning to see the effect of these changes and expect sales in third quarter to be approximately 20% higher than in the second.”

With the projected increase in sales of 20% over the second quarter, and the partial benefits resulting from our cost reduction initiatives, we anticipate a return to profitability in the third quarter.  Additional guidance may be given on the conference call.

This press release includes forward-looking statements relating to matters that are not historical facts.  Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy.  While the Company believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different.  Risks and uncertainties that could cause materially different results include, among others, introduction of the Company’s new products and services, the successful completion and integration of acquisitions, the possibility of negative economic conditions and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission.  The Company assumes no duty to update any forward-looking statements.

A replay of the conference call will begin 1 hour after the end of the call and will continue until Thursday, July 31st, at 5:00 p.m. E.D.T.

Replay number:         (888) 562-6491

Contact:    Janet Mathews, Chief Financial Officer    (303) 222-3663

http: www.gaiam.com

Gaiam, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended June 30, 2003		Three months ended June 30, 2002

Net Revenue

$

20,352

100.0

%

$

24,067

100.0

%

Cost of goods sold	9,536	46.9%	9,885	41.1%

Gross profit	10,816	53.1%	14,182	58.9%

Operating expenses	11,805	58.0%	12,505	52.0%

Income (loss) from operations	(989)	(4.9)%	1,677	6.9%

Interest (net) and other	(79)	(0.3)%	(109)	(0.4)%

Profit (loss) before income taxes	(1,068)	(5.2)%	1,568	6.5%

Provision for income tax	(405)	(2.0)%	557	2.3%

Income (loss) before minority interest	(663)	(3.2)%	1,011	4.2%

Minority interest	97	0.5%	8	0.0%

Net income (loss)	$(760)	(3.7)%	$1,003	4.2%

Shares outstanding:
Basic	14,594,413		14,022,326
Diluted	14,594,413		14,468,424

Earnings (loss) per share:
Basic	$(0.05)		$0.07
Diluted	$(0.05)		$0.07

Gaiam, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Six months ended June 30, 2003		Six months ended June 30, 2002

Net Revenue

$

43,720

100.0

%

$

48,351

100.0

%

Cost of goods sold	20,284	46.4%	19,900	41.2%

Gross profit	23,436	53.6%	28,451	58.8%

Operating expenses	24,825	56.8%	25,599	52.9%

Income (loss) from operations	(1,389)	(3.2)%	2,852	5.9%

Interest (net) and other	(150)	(0.3)%	(139)	(0.3)%

Profit (loss) before income taxes	(1,539)	(3.5)%	2,713	5.6%

Provision for income tax	(604)	(1.4)%	963	2.0%

Income (loss) before minority interest	(935)	(2.1)%	1,750	3.6%

Minority interest	178	0.4%	(5)	0.0%

Net income (loss)	$(1,113)	(2.5)%	$1,755	3.6%

Shares outstanding:
Basic	14,586,501		14,013,949
Diluted	14,586,501		14,500,285

Earnings (loss) per share:
Basic	$(0.08)		$0.12
Diluted	$(0.08)		$0.12

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

June 30, 2003
(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,357,175
Accounts receivable, net	13,925,040
Accounts and notes receivable, other	977,998
Inventory, less allowances	16,045,468
Deferred advertising costs	2,063,281
Other current assets	2,356,028
Total current assets	43,724,990

Property and equipment, net	10,354,178
Investments	7,865,192
Capitalized production costs, net	5,981,144
Video library, net	5,335,735
Goodwill, net	10,288,251
Deferred tax assets	2,519,244
Other assets	646,665
Total assets	$86,715,399

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,044,759
Accrued liabilities	4,058,668
Income taxes payable	173,392
Capital lease obligations, current	182,755
Total current liabilities	12,459,574

Capital lease obligations, long-term	19,054
Deferred tax liability	848,653
Other liabilities	1,962,000
Total liabilities	15,289,281
Minority interest	2,651,994

Stockholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 9,200,980 shares issued and outstanding at June 30, 2003	920
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 5,400,000 issued and outstanding at June 30, 2003	540
Additional paid-in capital	53,821,911
Deferred compensation	(107,865)
Retained earnings	15,058,618
Total stockholders’ equity	68,774,124
Total liabilities and stockholders’ equity	$86,715,399